Exhibit 5.1

[LETTERHEAD OF COUDERT BROTHERS]

30th January, 2004

Our Ref:	MPB/AMJ/JRL

Senetek PLC,

620 Airport Road,

Napa,

California 94558,

USA.

Dear Sirs,

Senetek PLC – Registration Statement on Form S-3

1.	You have requested our opinion with respect to certain matters of English law in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Senetek PLC (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of ordinary shares of 5 pence each in the capital of the Company (the “Shares”) which will fall to be allotted and issued on the exercise of the Series D Warrants as detailed in the Registration Statement (the “Warrants”).

Documents Examined

2.	For the purposes of giving this opinion:

(a)	we have examined and relied only upon the following documents:

(i)	a copy of the Registration Statement dated 30th January, 2004;

(ii)	a copy of the form of one of the Warrants (issued in identical form on 4th September, 2003);

(iii)	a certificate dated 29th January, 2004 from the Company Secretary certifying and confirming certain information in relation to the Company (the “Certificate”) and attaching copy documentation.

30th January, 2004	Coudert Brothers

The documents listed in this paragraph 2 are referred to as the “Documents”. We have not examined any other documents or corporate records of the Company or made any other enquiries or searches.

Scope of Opinion

3.	This opinion is given only with respect to English law in force at the date of this letter as applied by English courts. No opinion is expressed or implied as to the laws of any other territory as to which no enquiries have been made or as to European Union law as it affects any jurisdiction except England and Wales.

Opinion

4.	Based upon and subject to the assumptions and qualifications set out below and to any matters not disclosed to us, we are of the opinion that the Shares, when allotted and issued upon exercise of the Warrants in the manner contemplated in the Registration Statement will have been legally issued and fully paid, and will not be subject to any statutory pre-emption rights.

Assumptions

5.	This opinion is based on the assumptions set out below, which we have taken no steps to verify independently:

(a)	The Documents submitted to us as originals are authentic and complete and all signatures and seals are genuine and those supplied to us as photocopies or facsimile transmitted copies or other copies conform to the originals and such originals are authentic and complete and no changes will be made to such Documents prior to the issue of the Shares.

(b)	Each of the parties to the Documents has full corporate capacity, power, authority and legal right to enter into and perform its obligations under the Documents and the Documents have been duly authorised, executed and delivered by such party.

(c)	Prior to the issue of the Shares no proceedings will have been instituted or steps taken for the winding-up of the Company or the appointment of an administrator or receiver in respect of all or any assets of the Company and no proceedings will have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Warrants.

(d)	The Company’s authorised share capital, when the Shares fall to be issued, will remain (as now) sufficient to allow the issue of the same and the Shares shall continue to form part of the share capital covered by the existing valid allotment authority and

30th January, 2004	Coudert Brothers

disapplication of statutory pre-emption rights and the Board of directors of the Company (immediately prior to the issuing of the Shares) shall pass a valid resolution authorising the allotment and issue of the Shares and will procure that the customary company secretarial allotment procedures are implemented.

Qualifications

6.	Certain concepts and expressions in the Documents, whilst understood under the laws of New York, are not exactly similar to concepts under English law. For example shares are not customarily referred to as being “purchased” or “sold” or “non-assessable” in the context of the exercise of warrants. Shares under English law are referred to as being “applied for”, “subscribed for”, “allotted” and “issued”. Furthermore, the Company and the selling stockholders referred to in the Registration Statement should be aware that (although not affecting the legality of the issue of the Shares) if any of the Shares, once issued, or the Warrants were to be offered or sold in the United Kingdom, such offerings or sales would have to comply with applicable United Kingdom securities legislation and regulations.

Benefit of Opinion

7.	This opinion is given on the basis that it is to be governed by and construed in accordance with English law. It is addressed to the Company and given for its sole benefit in connection with the Registration Statement and may not otherwise be disclosed or quoted to or relied upon by any other person without our prior written consent in each specific case. Any proceedings arising out of or in connection with this opinion shall only be brought against this firm in the courts of England and Wales.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and any prospectus supplement under the heading “Legal Matters.”

Yours faithfully,

/s/ COUDERT BROTHERS

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